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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-74100 of Cray Inc., formerly known as Tera Computer Company, on Form S-3 of our report dated February 9, 2001 (March 28, 2001 as to Note 15) appearing in the Annual Report on Form 10-K/A of Cray Inc. for the year ended December 31, 2000, and of our report dated June 15, 2000, which expresses an unqualified opinion and includes an explanatory paragraph describing the expense allocations by Silicon Graphics, Inc. appearing in the Form 8-K/A of Cray Inc. filed on June 16, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




DELOITTE & TOUCHE LLP


/s/

Seattle, Washington
January 15, 2002